Exhibit 10.21

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [***] AND A FOOTNOTE INDICATING “CONFIDENTIAL TREATMENT REQUESTED”.  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
THIRD RESTATEMENT OF
LIGNITE MINING AGREEMENT

BETWEEN

SOUTHWESTERN ELECTRIC POWER COMPANY

AND

THE SABINE MINING COMPANY

Effective as of January 1, 2008

NOTICE:     THIS CONTRACT IS SUBJECT TO ARBITRATION UNDER THE TEXAS GENERAL ARBITRATION ACT.

CONTENTS CONTINUED

ii

CONTENTS CONTINUED

EXHIBITS:

Exhibit "A"	Plat of South Hallsville No. 1 Reserves, South Marshall Reserves, Rusk Reserves and Norit Mine Area

Exhibit "B"	Management Fee Escalation Example

Exhibit "C"	Post-Production Period Management Fee Schedule

Exhibit "D"	General and Administrative Costs Adjustment Examples

Exhibit "E"	Invoice Calculation Procedure for Lignite Delivered by SABINE for Use at SWEPCO’s Plant

Exhibit “F”	Post-Production Period General and Administrative Costs Schedule

Exhibit “G”	Example Calculation of Termination Fee

iii

THIRD RESTATEMENT OF
LIGNITE MINING AGREEMENT

NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION UNDER THE TEXAS GENERAL ARBITRATION ACT

THIS AGREEMENT is made and entered into as of January 1, 2008 by and between SOUTHWESTERN ELECTRIC POWER COMPANY, a Delaware corporation (hereinafter referred to as "SWEPCO"), and THE SABINE MINING COMPANY, a Nevada corporation (hereinafter referred to as "SABINE"), a wholly-owned subsidiary of The North American Coal Corporation, a Delaware corporation, SABINE being incorporated for the sole and single purpose of performing the services, functions, duties and obligations stated herein to be performed by SABINE.
W I T N E S S E T H:

WHEREAS, SWEPCO operates and has an ownership interest in a lignite-fired electric generating station called Henry W. Pirkey Unit No. 1 (hereinafter referred to as "SWEPCO's Plant") near Hallsville, Texas, having an approximate net generating capacity of 650 megawatts; and
WHEREAS, SWEPCO owns or controls (by lease, fee ownership or otherwise) certain lignite reserves located near SWEPCO's Plant, which may (at SWEPCO's election) be all or part of the source of the lignite supply for SWEPCO's Plant or which may be utilized for any other purposes, and lignite removed therefrom may be used at any other locations desired by SWEPCO; and

WHEREAS, SWEPCO and SABINE are parties to a Lignite Mining Agreement dated as of January 1, 1981, as amended (the "Lignite Mining Agreement"); and
WHEREAS, pursuant to the Lignite Mining Agreement, SWEPCO engaged SABINE to design, develop, construct and operate in the South Hallsville No. 1 Reserves (as hereinafter defined) a lignite mine having a productive capacity sufficient to supply the lignite requested by SWEPCO within the quantity and quality limits provided for in that agreement; and
WHEREAS, SWEPCO conducted its evaluation of the various future fuel options for SWEPCO’s Plant (the "Pirkey Fuel Study"), which options included the use of sub-bituminous coal mined and delivered to SWEPCO’s Plant from the Powder River Basin Area of Wyoming, the continued mining of the South Hallsville No. 1 Reserves pursuant to the Lignite Mining Agreement, and the proposal of SABINE (the "Proposal") to modify the Lignite Mining Agreement to include within the lignite reserves upon which SABINE is authorized to conduct mining operations certain other lignite reserves controlled by SWEPCO but not covered by the Lignite Mining Agreement (the "South Marshall Reserves", as hereinafter defined); and
WHEREAS, SWEPCO concluded pursuant to the Pirkey Fuel Study that an amendment to and restatement of the Lignite Mining Agreement which authorizes SABINE to conduct lignite surface mining operations in the South Marshall Reserves pursuant to the Proposal currently is the most economical fuel option for SWEPCO’s Plant; and
WHEREAS, the parties by the Restatement of Lignite Mining Agreement dated as of January 1, 1996 (the “RLMA”) made certain amendments in the Lignite Mining Agreement so as to authorize SABINE to design, develop, construct and operate facilities to mine lignite in the South Marshall Reserves in accordance with the Proposal and the Pirkey Fuel Study and in a manner which permits an orderly and economic cessation of the mining operations in the South Hallsville No. 1 Reserves; and
WHEREAS, the parties entered into amendments to the RLMA dated as of October 1, 1998; November 1, 1999; January 6, 2000 and letter agreements dated as of March 2, 1998, and February 9, 2000, amending the RLMA; and
WHEREAS, the parties by the Second Restatement of Lignite Mining Agreement dated as of December 1, 2001 restated the Lignite Mining Agreement again to incorporate such amendments and letter agreements into a single document, to provide for invoice normalization and the addition of the Norit Mine Area, and to make certain other changes to the RLMA;
WHEREAS, the parties by this instrument desire to restate the Lignite Mining Agreement again to include within the lignite reserves upon which SABINE is authorized to conduct mining operations certain other lignite reserves controlled by SWEPCO but not covered by the Second Restatement of Lignite Mining Agreement (the "Rusk Reserves", as hereinafter defined), and to make certain other changes to the RLMA; NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements of the parties as herein set forth, the following Third Restatement of Lignite Mining Agreement hereby is adopted as an amendment and restatement of the Lignite Mining Agreement.

ARTICLE I
Definitions
For the purposes of this Agreement, the following terms shall have the following meanings:
(a)     "AAA" shall mean the American Arbitration Association.
(b)    "AAA Rules" shall mean the Commercial Arbitration Rules of the AAA, as from time to time amended and in effect.
(c)    "Affiliate of SABINE" shall mean a party or person owning fifty percent (50%) or more of the common stock of SABINE or otherwise controlling SABINE or controlled by or under common control with SABINE.
(d)    "Annual Mining Plan" shall have the meaning set forth in Article IV, Section 2 (b).
(e)    "Agreement" shall mean this Third Restatement of Lignite Mining Agreement.
(f)    "As-delivered, as-received" shall mean the projected quality or the actual quality, as the case may be, of the mined lignite at the point of delivery to SWEPCO on an "as-received" moisture basis.
(g)    "As-received" moisture basis shall have the meaning, as applicable, set forth in ASTM Standards D2013, D3173 and D3180.
(h)    "ASTM" shall mean the American Society for Testing and Materials.
(i)    "Btu" shall mean a Standard British Thermal Unit.
(j)    "Business Day" shall mean any calendar day other than a Saturday, Sunday or other day on which banks in New York City or Texas are required or authorized to be closed.
(k)    "Cost of Production" shall have the meaning set forth in Article IX, Section 2(a).
(l)    "Deferred Development Costs" shall have the meaning set forth in Article IX, Section 1(a).
(m)    "Designated Representative" shall have the meaning set forth in Article XXI.
(n)    "Development Period" shall mean, with respect to the development of any area of the Mine, the period from the date of SWEPCO's written approval of the Deferred Development Costs with respect to such area until such date that SWEPCO shall designate.
(o)    "Emergency" shall mean a sudden and unexpected occurrence at the Mine, the nature of which requires prompt action in order to preserve or protect life or property, prevent damage, maintain production, or comply with any applicable law, rule or regulation and where there is not sufficient time for SABINE to notify SWEPCO of such occurrence and obtain advance approval of such remedial or preventive action.
(p)    "Force Majeure" shall have the meaning set forth in Article XIV.
(q)    "Laboratory" shall mean the laboratory which is used by SWEPCO to analyze the lignite samples taken by SWEPCO in accordance with the provisions of Article X, Section 1.
(r)    "Life of Mine Plan" shall mean the Mining Plan covering life of mine requirements described in Article IV, Section 2(a).
(s)    "Loan and Lease Obligations" shall mean all obligations of SABINE incurred in connection with loans, leases, extensions of credit and other financial arrangements entered into by SABINE with SWEPCO's advance approval and necessary for, but not limited to, the design, development, construction, equipment, operation and maintenance of the Mine to the capacity required for producing quantities of lignite to be furnished to SWEPCO under this Agreement, whether the same shall become due and owing during the term hereof or otherwise, including fees, if any, interest, rentals, late payment penalties, indemnification payments, and all payments arising as a result of any termination, premature or otherwise, or any default under any such financial arrangements or the agreement or agreements embodying the same.
(t)     "Management Fee" shall have the meaning set forth in Article IX, Section 2 (c).
(u)     "Mine" shall mean the mine developed, constructed and operated by SABINE in SWEPCO's Reserves.
(v)    "Mining Plan" shall mean the Life of Mine Plan and/or Annual Mining Plan approved by SWEPCO as provided in Article IV of this Agreement, as revised and expanded pursuant to such Article IV.
(w)    "mmBtus" shall mean one million Btus on an "as-delivered, as-received" basis.
(x)    "North American Coal" shall mean The North American Coal Corporation (formerly called Nortex Mining Company), a Delaware corporation.
(y)    “Norit” shall mean Norit Americas, Inc., a Georgia corporation.
(z)    “Norit Mine Area” shall mean the area so delineated in Exhibit “A”.
(aa)    “Norit Tons” shall mean Tons of lignite mined by SABINE and delivered into trucks supplied by Norit, its agents or contractors, which quantity shall be no less than 225,000 TPY and no greater than 650,000 TPY.
(bb)    "Option Agreement" shall mean, collectively, that certain Option Agreement, dated as of January 15, 1981, by and among North American Coal, SWEPCO, and Texas Commerce Bank-Longview, National Association (or their respective predecessors-in-interest), as amended by the following: (1) Addendum to Option Agreement, dated as of January 15, 1981, by and among

North American Coal, SWEPCO, and Texas Commerce Bank-Longview, National Association (or their predecessors-in-interest), (2) Agreement, dated as of June 30, 1988, by and among North American Coal, SWEPCO, Texas Commerce Bank-Longview, National Association, SABINE, and North American Coal (or their respective predecessors-in-interest), (3) Amendment to Option Agreement, dated as of December 2, 1996, by and among North American Coal, SWEPCO, and Longview National Bank, and (4) Second Amendment to Option Agreement, dated as of ________________, by and among North American Coal, SWEPCO, and Regions Bank.
(cc)    "Pirkey Fuel Study" shall have the meaning set forth in the fifth "WHEREAS" clause of this Agreement.
(dd)    "Post-Production Management Fee" shall have the meaning set forth in Article IX, Section 3.
(ee)    "Post-Production Period" shall mean the period from the date on which the Production Period ends until the end of the term of this Agreement.
(ff)     "Production Period" shall mean the period from January 1, 1996 until the mining and delivery of lignite to SWEPCO hereunder ceases and the final Mine closing and Post-Production Period reclamation commences.
(gg)    "Proposal" shall have the meaning set forth in the fifth "WHEREAS" clause of this Agreement.
(hh)    "Recovery Period" shall mean the period(s) of time designated by SWEPCO over which the Deferred Development Costs for each Development Period are to be repaid by SWEPCO to SABINE in the Cost of Production.
(ii)    "SABINE Default" shall have the meaning set forth in Article XIX, Section 1.
(jj)    "SABINE Qualifying Force Majeure Event" shall mean each event of Force Majeure experienced by SABINE during a calendar year which has a duration greater than three (3) calendar days.
(kk)    "South Hallsville No. 1 Reserves" shall mean the lignite reserves so designated in Exhibit "A" attached hereto and made a part hereof that are located from the surface to a depth of 200 feet below the surface and are owned by, leased to, or otherwise controlled by SWEPCO and shall also mean any additional economically surface mineable lignite to such 200 foot depth which SWEPCO hereafter acquires within the South Hallsville No. 1 Reserves area delineated in Exhibit "A." At SWEPCO’s option, the 200 foot depth limitation may be extended to a greater depth.
(ll)    "South Marshall Reserves" shall mean the lignite reserves so designated in Exhibit "A" attached hereto and made a part hereof that are located from the surface to a depth of 200 feet below the surface and are owned by, leased to, or otherwise controlled by SWEPCO, including the Norit Mine Area, and shall also mean any additional economically surface mineable lignite to such 200 foot depth which SWEPCO hereafter acquires within the South Marshall Reserves area delineated in Exhibit "A." At SWEPCO’s option, the 200 foot depth limitation may be extended to a greater depth.
(mm)    “Rusk Reserves” shall mean the lignite reserves so designated in Exhibit "A" attached hereto and made a part hereof that are located from the surface to a depth of 200 feet below the surface and are owned by, leased to, or otherwise controlled by SWEPCO and shall also mean any additional economically surface mineable lignite to such 200 foot depth which SWEPCO hereafter acquires within the Rusk Reserves the area delineated in Exhibit “A.” At SWEPCO’s option, the 200 foot depth limitation may be extended to a greater depth.
(nn)    "SWEPCO's Reserves" shall mean collectively the South Hallsville No. 1 Reserves, the South Marshall Reserves and the Rusk Reserves.
(oo)    "Ton" shall mean a net ton of 2,000 pounds.
(pp)    "Total Compensation" shall mean the total amount paid each year during the Production Period to SABINE pursuant to Article IX, Section 2.
(qq)    "TPY" shall mean Tons per year.
(rr)    "Uniform Rounding Practice" shall mean as follows: when the number to the right of the relevant number is four (4) or less, the relevant number shall remain unchanged. When the number to the right of the relevant number is five (5) or more, the relevant number shall be increased to the next higher number.
ARTICLE II
Term
This Agreement shall commence on the date hereof and shall remain in effect (a) (i) until 2035 and (ii) thereafter until the Mine has been closed, the reclamation work has been completed, the permit bonds have been released, and the permit to mine has been satisfied by successful completion of all reclamation operations in accordance with the approved Mining Plan, or (b) until such earlier time that this Agreement might expire or be terminated as provided herein.
The termination or expiration of this Agreement shall not release either party from any obligations, payments or liabilities of such party that accrued during the term of this Agreement or as a result of operations under this Agreement.

ARTICLE III
Scope of Engagement
SWEPCO hereby engages SABINE to continue to design, develop, construct and operate the Mine in accordance with the provisions of this Agreement, and SABINE hereby accepts such engagement and undertakes to use its best efforts, best management and mining skills and best engineering and business judgments to perform its obligations under this Agreement for the compensation herein specified. SABINE shall design, develop, construct and operate the Mine as hereinafter provided and shall furnish, subject to SWEPCO's approval, all engineering, permitting, geological, operating, administrative and supervisory services and personnel necessary therefor. SABINE shall be responsible for preparing, processing, obtaining and shall use its best efforts to comply with the conditions of all permits required in connection with the operations contemplated hereby. After first obtaining SWEPCO's approval of any proposed permit application, exhibits thereto and related documents, SABINE shall process the same in the name of SABINE.
ARTICLE IV
Development and Operation of the Mine
Section 1. General
The design, development, construction and operation of the Mine shall consist of one or more Development Periods, a Production Period and a Post-Production Period.
During each Development Period, SABINE shall design, engineer, develop and construct the Mine in SWEPCO's Reserves.

During the Production Period, SABINE shall operate the Mine and perform all engineering, geological, operational, administrative and other work required or requested by SWEPCO to supply lignite to SWEPCO under this Agreement.
During the Post-Production Period, SABINE shall perform all work and services required or requested by SWEPCO in connection with the final closing of the Mine and completion of final reclamation work. SWEPCO shall have the right at its election at any time during the Post-Production Period (with or without cause) to take over and conduct or complete the Post-Production work by the acquisition by SWEPCO of all the capital stock of SABINE pursuant to the Option Agreement after giving SABINE notice thereof, which notice shall be given at least 365 days in advance. During such notice period SABINE shall fully cooperate regarding the orderly transfer of operations.
SABINE shall have the right to employ consulting organizations approved by SWEPCO to provide engineering, design, environmental and other work required for SABINE to perform its obligations under this Agreement. Further, all charges of such consulting organizations not included in the Approved Annual Mining Plan must be approved in writing by SWEPCO.
Section 2. Mine Development

(a)	Life of Mine Plan.
SABINE has provided to SWEPCO in writing a mining plan covering life of Mine requirements ("Life of Mine Plan") for the design, development, construction and operation of the Mine to furnish from SWEPCO's Reserves the lignite requirements requested by SWEPCO under the provisions of Article V hereof for the period 2008 through 2035. The Life of Mine Plan is in accordance with sound engineering and design practices and applicable laws, rules and regulations and shall include, but not be limited to, production schedules, manpower and equipment requirements, estimated costs per ton and per mmBtus, time schedules for mine development, method of operation, including method of operation of any coal handling facilities, reclamation and permitting schedules, capital expenditures and operating cost requirements, mine design, mine projection maps, mine progression and reserve studies, and other documentation requested by SWEPCO.
On or before October 1 of each calendar year, SABINE shall review and revise or expand, if necessary, the Life of Mine Plan based on the then current designation of annual deliveries provided by SWEPCO in the notice given pursuant to Section 3 of Article V hereof. SABINE, at a minimum, shall emphasize and set forth in specific detail in such revised Life of Mine Plan the next five (5) years of mining operations.
(b)    Annual Mining Plan.
On or before October 1 of each calendar year during the term of this Agreement, SABINE shall provide to SWEPCO in writing a mining plan covering the operation of the Mine for the next calendar year ("Annual Mining Plan"). Such Annual Mining Plan shall include, but not be limited to, the following items for activities during the following calendar year:

(i)	an estimated capital budget containing estimates of all capital expenditures and commitments;

(ii)	an estimate of all operating costs and expenses in such detail as SWEPCO may reasonably request; and

(iii)	an estimated monthly cash flow statement containing estimates of the cash requirements for the capital and operating budgets prepared pursuant to this subsection.
The Annual Mining Plan shall also include the details of an incentive compensation plan for SABINE’s employees (except for SABINE’s employees who are participants in a plan of an Affiliate of SABINE).
(c)    Approval of Annual Mining Plan.
Within sixty (60) days after receipt by SWEPCO of an Annual Mining Plan, including the annual capital budgets, SWEPCO shall give SABINE written notice of SWEPCO's approval or disapproval of such Annual Mining Plan and capital budgets. As part of any such approval, SWEPCO shall agree to contribute any item or items of, or interest in, real property and non-depreciable capital assets, and

SWEPCO may stipulate that it will contribute any item or items of, or interest in, depreciable capital assets provided for in such Annual Mining Plan and capital budget and thereupon, to the extent necessary or applicable, grant to SABINE sublease rights or other rights to permit SABINE to use the same as long as necessary in lieu of SABINE incurring any expense or obligation with respect thereto. If SWEPCO does not give SABINE such notice within sixty (60) days after SWEPCO's receipt thereof, SWEPCO shall be deemed to have approved such Annual Mining Plan and capital budgets. If SWEPCO disapproves an Annual Mining Plan, capital budgets or any portion(s) thereof, SWEPCO shall advise SABINE of the reasons for such disapproval, and SWEPCO and SABINE shall meet promptly and attempt in good faith to resolve their differences with respect to the Annual Mining Plan and/or capital budgets. If SWEPCO and SABINE are unable to resolve such differences within thirty (30) days after SWEPCO's disapproval, SABINE shall revise and resubmit the Annual Mining Plan and/or capital budgets as requested by SWEPCO. Under no circumstances shall SABINE acquire any interest in real property or non-depreciable capital assets without the mutual consent of the parties.
SABINE shall consult with and keep SWEPCO informed of the progress of the design, construction, development and operation of the Mine in such manner as SWEPCO may reasonably request.
In the event that any such annual review of the Annual Mining Plan and any revision, adjustments or modification thereof requested by SWEPCO should delay the final approval thereof by SWEPCO past the beginning of the next calendar year, SABINE shall have the right to continue its operations hereunder pursuant to the last approved capital budget and Annual Mining Plan extended (on a pro rata basis) into the next calendar year until the matter causing such delay has been resolved.
SWEPCO and SABINE shall meet at least quarterly (and at such other times as needed or requested by either party) to review the progress of the design, construction, development and operation of the Mine.

SABINE shall not make any capital expenditures unless they are generally reflected in a capital budget approved by SWEPCO as part of an Annual Mining Plan or unless otherwise specifically approved by SWEPCO; provided, however, SABINE shall have the right during any calendar year to make capital expenditures required in the event of an Emergency without advance approval by SWEPCO, provided that SABINE shall make all reasonable efforts to obtain the approval of SWEPCO prior to making any such capital expenditure and if the nature of the Emergency and the time elements involved do not allow sufficient time to obtain SWEPCO's approval of such capital expenditure before it is incurred, SABINE shall subsequently and promptly (but not later than two (2) Business Days after such occurrence) give SWEPCO written notice thereof; and further provided, however, SABINE shall have the right to exceed the amount for any specific capital expenditure (i.e., line item) in any budget approved by SWEPCO by up to five percent (5%) but not more than $100,000.00 in any calendar year without the specific approval of SWEPCO.
If SABINE requests approval to exceed an individual capital line item by more than $100,000.00, and if SWEPCO neither approves nor disapproves such request within fifteen (15) days after SWEPCO's receipt thereof, SWEPCO shall be deemed to have approved such request.
Except in the event of an Emergency, no material modification of or deviation from the approved Annual Mining Plan shall be made without the written approval of SWEPCO, which approval shall not be unreasonably withheld. Within two (2) Business Days after the occurrence of any Emergency, SABINE shall notify SWEPCO thereof giving all details including nature, extent and reason for any material modification or deviation from the approved Annual Mining Plan.

ARTICLE V
Quantity and Scheduling
Section 1. Quantity
The quantity of mmBtus of lignite to be mined and delivered to SWEPCO for use at SWEPCO’s Plant and the quantity of Norit Tons to be mined and delivered shall be the quantities requested by SWEPCO in accordance with the provisions of this Agreement; provided, however, the quantity of mmBtus of lignite and the quantity of Norit Tons to be mined and delivered by SABINE shall not exceed the production capability of the Mine; and further provided, however, that when any increase in SWEPCO's mmBtus requirements or in the quantity of Norit Tons occurs which necessitates the acquisition by SABINE of additional equipment, SABINE shall not be obligated to supply any such increased requirements until such time as it is able to acquire and install such additional equipment and do all other things necessary to supply such increased requirements.
Section 2. Rate of Delivery
The delivery of lignite for use at SWEPCO’s Plant shall be made in monthly quantities which approximate the monthly utilization of lignite at SWEPCO's Plant, or as otherwise directed by SWEPCO. The delivery of Norit Tons shall be made in approximately equal monthly quantities or as otherwise directed by SWEPCO.
Section 3. Designation of Annual Deliveries
No later than August 1 of each year during the term of this Agreement, SWEPCO shall notify SABINE in writing of the quantity of mmBtus of lignite to be delivered during the subsequent calendar year for use at SWEPCO’s Plant and an estimate of the quantity requirements during each of the four (4) calendar years thereafter. No later than August 15 of each year during the term of this Agreement, SWEPCO shall notify SABINE in writing of the quantity of Norit Tons to be delivered during the subsequent calendar year and the delivery schedule therefor, which delivery schedule SWEPCO, upon written notice to SABINE, may increase or decrease by up to 5,000 Tons per month.

At any time and from time to time, SWEPCO shall have the right, upon written notice to SABINE, to increase or to decrease any previously issued annual nomination to the extent desired by SWEPCO, subject however, to the limitations set forth in Section 1 of this Article V.
If the total mmBtus of lignite actually delivered by SABINE to SWEPCO and Norit for use at SWEPCO’s Plant and Norit’s Plant during two (2) consecutive calendar years is less than [* * *] of the annual quantity of mmBtus designated by SWEPCO or Norit for use at SWEPCO’s Plant or Norit’s Plant for each of such two consecutive calendar years as set forth in the annual nomination in effect at the end of each such year, then the difference in the quantity delivered and [* * *] of the quantity requested for such calendar years shall be considered an "excess deficiency". If such "excess deficiency" is not caused by "Force Majeure" or is not caused by the failure of SWEPCO to accept delivery of such lignite, then in addition to any other remedies available to SWEPCO, it is agreed that SWEPCO shall receive a credit equal to the "per Ton" Management Fee in effect for such calendar years, as adjusted, multiplied by the number of Tons of such "excess deficiency", but not to exceed the total Management Fee paid or due to SABINE for such calendar years, which amount shall be credited to the Management Fee paid or due to SABINE for the next succeeding calendar year.
Section 4. Stockpiling
SABINE may establish and maintain at a location(s) agreed to by SWEPCO a run of mine lignite stockpile(s). SWEPCO shall have the right to limit, at any time, the size of the stockpile(s) by giving written notice to SABINE. SABINE shall maintain such stockpile(s) in accordance with good industry practices and shall take reasonable precautions to prevent spontaneous combustion and water accumulation in the stockpile.
* * * Confidential Treatment Requested

ARTICLE VI
Delivery
The lignite for use at SWEPCO’s Plant shall be delivered by SABINE to SWEPCO at the lignite dump hopper at the boundary of the Mine adjacent to SWEPCO's Plant. The Norit Tons shall be delivered to the coal storage facility or other areas in the Mine designated by SWEPCO into trucks supplied by Norit, its agents or contractors.
For truck delivery purposes, the "boundary of the Mine" shall be the horizontal plane immediately below the bottom of the truck support beams at the lignite dump hopper. SABINE shall be responsible for the maintenance of the truck support. For belt delivery purposes, the “boundary of the Mine” shall be the location along the beltline that is designated by SWEPCO.

ARTICLE VII
Quality and Recovery
(a)    The lignite to be supplied to SWEPCO and/or Norit shall be from the Mine in SWEPCO's Reserves and shall be of run-of-mine lignite quality.
SABINE shall deliver the lignite so as to be reasonably free from contamination, BUT SABINE MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE INHERENT QUALITY AND CHARACTERISTICS OF SWEPCO’S RESERVES.
Any unsatisfactory performance of such lignite caused by the inherent quality and characteristics thereof shall not excuse, alter or diminish the obligation of SWEPCO to make the payments provided for in Article XII and, so long as such lignite is mined and blended as requested by SWEPCO, shall not be an event of "Force Majeure" on the part of SWEPCO.

(b)    SABINE shall consult with SWEPCO from time to time in advance of stripping overburden as to the locations in which such stripping will occur. SABINE shall drill and analyze samples of lignite at such locations to project "as-delivered, as-received" lignite quality and recovery in advance of stripping overburden and shall provide the results of such drilling and analyses to SWEPCO. SWEPCO shall have the right to review, inspect and approve in advance SABINE's drilling and testing methods and analytical procedures and data provided thereby. On or before October 1 of each year, SABINE shall furnish SWEPCO with a statement of the expected “as delivered-as received” lignite quality, recovery parameters, and other characteristics of the lignite which SABINE plans to mine during the following calendar year.
(c)    Upon request by SWEPCO, SABINE shall analyze the exposed lignite from which the overburden has been stripped in advance of loading and shall furnish such analyses to SWEPCO. SABINE shall blend the exposed lignite so as to deliver, within the inherent characteristics of the exposed lignite, lignite of the characteristics desired by SWEPCO.
(d)     The parties hereto recognize that the quality and recovery of the lignite delivered to SWEPCO and/or Norit hereunder, as opposed to the quality of the lignite "in-place," is directly related to good mine management practices by SABINE. SABINE shall keep SWEPCO fully informed of any significant changes in the lignite quality after mining thereof and its recovery.

ARTICLE VIII
Loan and Lease Obligations
It will be necessary for SABINE from time to time during the term of this Agreement to incur Loan and Lease Obligations. SWEPCO recognizes that such Loan and Lease Obligations will also be required for reasonable replacements at the end of the useful life of certain of SABINE's equipment, for additions to certain of SABINE's equipment, for meeting payment obligations incurred by SABINE in connection with Loan and Lease Obligations and for maintaining working capital necessary for operating the Mine in the most cost effective manner.
SWEPCO shall have the right to direct SABINE in incurring all such Loan and Lease Obligations; provided, however, that SABINE shall not be required to incur any Loan or Lease Obligation directed by SWEPCO if the terms thereof are less favorable to SABINE than the terms of a Loan or Lease Obligation which, for the same term, could be obtained by SABINE without such direction by SWEPCO.
SWEPCO shall have the right to approve or disapprove any agreement in respect of any Loan or Lease Obligation which SABINE proposes to incur to carry out its obligations under this Agreement. SABINE shall submit to SWEPCO a summary of the terms and conditions of any such proposed Loan or Lease Obligation. Within thirty (30) days after receipt by SWEPCO of written notice from SABINE requesting approval or disapproval of such terms and conditions, SWEPCO shall give SABINE written notice of SWEPCO's approval or disapproval thereof. If SWEPCO fails to give such notice within such thirty (30) day period, SWEPCO shall be deemed to have disapproved the same. Upon disapproval by SWEPCO, SABINE shall promptly renegotiate and resubmit to SWEPCO any new or alternate proposed arrangement involving a Loan or Lease Obligation, and the same procedure mentioned above shall be followed. No such Loan or Lease Obligation shall be incurred or agreed to by SABINE without SWEPCO's advance approval.
In connection with any financing pursuant to this Article VIII, SABINE, subject to SWEPCO's prior written approval, which approval shall not be unreasonably withheld, may create a security interest and/or grant a deed of trust or other appropriate lien, or any right of participation in respect thereof, on any or all assets of SABINE, including without limitation all or any portion of its rights hereunder, in favor of any lender or lessor to SABINE and/or any guarantor of any Loan or Lease Obligation of SABINE.
SABINE shall have the right to pay dividends on its stock only from earned surplus. For this purpose, "earned surplus" shall mean without duplication net income for the most recent fiscal period and/or retained income since incorporation less dividends previously paid, as determined in accordance with generally accepted accounting principles and as certified to annually by SABINE's independent public accountants.
ARTICLE IX
Compensation
Section 1. Compensation During Development Period

(a)	Deferred Development Costs.
During each Development Period, SABINE shall accrue all costs and expenses authorized by SWEPCO and associated with the design, development, construction, equipping and operation of any area of the Mine designated by SWEPCO (hereinafter referred to as "Deferred Development Costs"). It is understood and agreed by the parties hereto that the Deferred Development Costs with respect to any mining area of the Mine shall be repaid in full by SWEPCO during the applicable Recovery Period by the inclusion of such Deferred Development Costs in the Cost of Production (as hereinafter defined in Subsection 2(a) of this Article IX) for such Recovery Period.
(b)    Compensation Under Certain Circumstances
If at any time during the term of this Agreement SABINE has not obtained sufficient financing to repay all Loan and Lease Obligations theretofore incurred by SABINE in connection with the development of the Mine, SWEPCO shall pay SABINE amounts from time to time sufficient to permit SABINE to satisfy Loan and Lease Obligations in accordance with their terms.

The provisions of this Subsection 1(b) shall be subject to the provisions of Section 2 of Article XII.
Section 2. Compensation During the Production Period
During the Production Period, SWEPCO shall pay SABINE in accordance with the provisions of Article XII for the services provided by SABINE under this Agreement a sum which equals the Cost of Production plus Loan and Lease Obligations plus a Management Fee (as determined hereinafter under Subsections (c) and (d) of this Section 2):
(a)    Cost of Production
For the purpose of this Agreement and except as otherwise expressly stated, "Cost of Production" shall mean the costs actually incurred by SABINE in performing its obligations under this Agreement, but shall exclude costs or expenses which have not been authorized pursuant to this Agreement or which have been incurred over the prior disapproval by SWEPCO thereof. Such costs shall be determined and allocated on an accrual basis in accordance with generally accepted accounting principles (except as otherwise expressly stated herein), consistently applied, and shall include but not be limited to the following:

(i)	All production, maintenance, delivery and accounting costs including without limitation the following types of costs:

(aa)
Labor costs, which include wages and the costs of an incentive compensation plan and all related payroll taxes, benefits and fringes, including welfare plans, group insurance, vacations and other comparable benefits of corporate officers and employees of SABINE located at the Mine.

(bb)	Expense of payroll preparation, general accounting and billing performed at the Mine.

(cc)	Consumable materials and supplies.

(dd)	Consumable tools.

(ee)	Machinery and equipment not capitalized or leased.

(ff)	Rental of machinery and equipment, but not including any payments under leases included under Section 2(b) of this Article IX.

(gg)	Electric power costs.

(hh)	Reasonable and necessary services rendered by persons other than Affiliates of SABINE.

(ii)
Insurance, including workers' compensation as required by law, liability, property damage, and such other insurance as requested by SWEPCO and in amounts and with insurance carriers (or self insurance) approved by SWEPCO, as provided in Article XVI.

(jj)
Taxes, but not including income taxes imposed by any governmental unit, except for income taxes incurred as a result of reimbursement of governmental penalties and fines, and reclamation costs which are not deductible under the United States Internal Revenue Code.

(kk)
Cost of reclamation during the Production Period, including labor and supplies, as required to comply with the lignite leases and all applicable Federal, state, and local governmental laws, rules and regulations or at such higher level of reclamation as may be requested by SWEPCO.

(ll)
Costs incurred by SABINE relating to this Agreement in connection with or as a result of the enactment, modification, interpretation, repeal or enforcement of all applicable Federal, state and local governmental laws, rules and regulations.

(mm)
Usual membership fees of the National Mining Association (allocated to SABINE pro rata based on combined annual coal production of SABINE and its Affiliates) and a reasonable number of other professional, service and civic organization memberships paid for by SABINE which are commonly maintained by mining companies similarly situated in East Texas. Also, any contributions and other memberships that are approved in advance by SWEPCO.

(nn)	Deferred Development Costs, which shall be amortized ratably as provided in Section 1(a) of this Article IX.

(oo)	Cost of reclamation and similar performance bonds as required by any governmental entity obtained by SABINE in connection with the performance of its obligations hereunder.

(pp)
Telephone and office costs, travel expenses and moving expenses of exempt employees of SABINE, provided that no moving expense will be allowed for any non-exempt employee of SABINE without SWEPCO's prior approval.

There shall be credited to costs under this Subsection 2(a) any investment tax credit or other tax credits based upon new investment incurred and taken by SABINE and any net receipts by SABINE from rental of, or other net income derived by SABINE, from real or personal property. There also shall be credited to costs under this Subsection (a) any gains and shall be so charged any losses on the disposal of any property owned by SABINE related to the Mine or SWEPCO's Reserves, any refunds or rebates related to the insurance program and any bond adjustments, any refunds or rebates received by SABINE from manufacturers or vendors and any interest or dividends received by SABINE on its investments, except investments of the Management Fee (as determined hereinafter) and undistributed net earnings.
If any of the foregoing includes costs incurred by an Affiliate of SABINE and charged to SABINE and except as otherwise expressly provided, they shall be included only at the cost to such Affiliate without addition for any overhead, loading, intercompany profit or service charge. SABINE, in determining costs, shall give SWEPCO the proportionate benefit of volume purchases participated in by SABINE and Affiliates of SABINE.

(ii)	Real property costs, if any, but none can be incurred without advance written approval by SWEPCO.

(iii)	General and Administrative Costs.

(a)
The following amount (which shall be subject to adjustment as set forth herein) shall be added to the Cost of Production for general and administrative costs each year during the Production Period, [* * *] for calendar year 2008 and subsequent years. SABINE shall invoice SWEPCO for such amounts (as adjusted) each calendar year in equal, consecutive, monthly installments.

(b)
General and administrative costs which are to be covered by such amount of [* * *] (and which shall not otherwise be included in the Cost of Production), are salaries and related expenses such as payroll taxes, pensions and workers' compensation, together with travel, telephone, postage and office rent and office maintenance expense, of officers of SABINE not located at the Mine and of officers and employees of Affiliates of SABINE who perform, and for the time and to the extent they perform, functions relating to SABINE or this Agreement.

* * * Confidential Treatment Requested

Without limiting the generality of the foregoing, the expenses of executive office support, administrative support, operations management support, business development support and legal support (excluding outside litigation services and other outside legal services described below in clause (3) of Section 2(a)(iii)(c)), finance and accounting support, management information systems support, technical services support, human resources support and benefits support rendered by employees of Affiliates of SABINE shall be included in such [* * *].

(c)
Notwithstanding anything to the contrary contained in Subsection 2(a)(iii)(b), general and administrative costs which are not to be covered by such amount of [* * *] and which otherwise shall be included in the Cost of Production are:

(1)	corporate franchise taxes for SABINE paid to the State of Texas, but excluding corporate franchise taxes which SABINE is required to pay to Nevada, its state of incorporation;

(2)	outside audit expense of SABINE;

(3)	litigation and other legal expenses incurred through the use of attorneys who are not employees of SABINE or Affiliates of SABINE;

(4)	actual costs of new reserve mine planning, mine permitting and special studies; and

(5)	actual costs of geologic support on drilling and modeling provided by employees of Affiliates of SABINE.
Any costs associated with work provided by employees of Affiliates of SABINE that are not included in such amount of [* * *] must be approved by SWEPCO in writing.

(d)	Effective for the calendar year 2008 and subsequent years, the amount of [* * *] for general and administrative costs for each such calendar year shall be adjusted in the same percentage by which
* * * Confidential Treatment Requested

the average of the [* * *] on the base 2000=100, published by the Bureau of Economic Analysis of the U.S. Department of Commerce, for the four calendar quarters consisting of (x) the fourth calendar quarter for the year immediately preceding the calendar year under consideration and (y) the first three calendar quarters of the year under consideration is greater or less than 103.646. If any adjustment of the amount of [* * *] for general and administrative costs made pursuant to this subsection is based upon an index figure which is subsequently revised, there shall be no further adjustment of such amount on the basis of such revision. All adjustments of the amount of [* * *] for general and administrative costs for a given year shall be made prior to the end of March of the year following the year under consideration, and any additional payment to be made by SWEPCO or refund to be made by SABINE shall be made accordingly. An example calculation of such year-end adjustment to the amount of [* * *] for general and administrative costs is set forth in Exhibit “D”, which is attached hereto and made part hereof.

(e)
If at any time during the term of this Agreement it is reasonably believed by either party that neither the [* * *] Index nor any index substituted therefor in accordance with the following provisions reflects the true change in purchasing power of the United States dollar, then upon the written request of either party SWEPCO and SABINE shall undertake good faith negotiations to determine and agree upon a substituted index or method whereby such change in purchasing power of the United States dollar can be determined. When and if such substituted index or method has been determined and mutually agreed upon the same shall be

* * * Confidential Treatment Requested

substituted and put into effect commencing at a time mutually agreed upon. If the [* * *] Index or any substitute index is changed in the future to use some base other than the base of 2000=100, for the purposes hereof, the [* * *] Index or any substitute index, as the case may be, shall be adjusted so as to be in correct relationship to the base of 2000=100, or some other alternative base which is mutually agreeable to SWEPCO and SABINE. If publication of the [* * *] Index or any substituted index is no longer made by any Federal agency, the index to be used as aforesaid shall be that index agreed to by the parties which after necessary adjustment, if any, provides the most reasonable substitute for said index. If within ninety (90) days the parties hereto cannot agree upon a substitute index which will accomplish the purposes of this Subsection 2(a)(iii) the matter shall be resolved by arbitration pursuant to Article XVIII hereof.

(iv)
Capital Related Costs. Depreciation and/or amortization to which SABINE is entitled, the rates of which shall be determined by SABINE from time to time. No depreciation or amortization shall be included in the Cost of Production with respect to items of property for which a lessor under a lease has taken depreciation or amortization. The rates of such depreciation and/or amortization (unless SWEPCO approves otherwise), for purposes of this paragraph, shall be limited to a straight-line basis over the mutually agreeable anticipated useful service life of the assets. SWEPCO shall be entitled from time to time to the correction of anticipated useful service lives to conform to experience. SABINE shall claim all investment tax credits or similar subsequent tax benefits at the times and in the amounts that will produce the greatest tax savings to SABINE and resulting credits to SWEPCO. Net gains or losses on the disposition of capital assets shall be credited or charged, as the case may be, to the Cost of Production.

* * * Confidential Treatment Requested

Transactions covered by this Agreement involving capital assets between SABINE and/or any one or more of the Affiliates of SABINE, including contributions to the capital of SABINE, shall be subject to SWEPCO's prior written approval, and such review and approval of any such intercompany transfers shall be based upon needs and financial justification and shall be reflected in SABINE's accounts at cost to the Affiliates of the assets involved, less accrued depreciation, as shown by the accounts of the transferring company. Transactions involving the disposition or transfer of capital assets shall be subject to SWEPCO’s prior written approval.

(v)
Depletion. For any cost depletion from which SABINE obtains a tax benefit, tax credit or other benefit as a result of its performance under this Agreement, such benefit or credit shall be credited, at the statutory federal income tax rate applicable to SABINE, to costs under this Subsection 2(a) and SWEPCO shall receive the benefit therefor.

(b)    Loan and Lease Obligations.
For purposes of this Section 2, Loan and Lease Obligations shall mean an amount equal to all amounts payable for such period by SABINE in respect of Loan and Lease Obligations but shall not include any amounts payable by SABINE in respect of the repayment of the principal amount of any indebtedness of SABINE for money borrowed except to the extent that SABINE does not at any time have available to it sufficient funds and credit facilities to permit it to meet its obligations in respect of such principal repayments. Any amounts so paid by SWEPCO in respect of principal shall be treated as advance payments by SWEPCO and credited by SABINE against the next succeeding payment obligation of SWEPCO under Section 2(a) of this Article IX.
(c)    Management Fee.
Effective for the calendar year 2008 and subsequent calendar years during the Production Period, SWEPCO shall pay SABINE a base management fee (“Management Fee”) per Ton of lignite delivered to SWEPCO during each calendar year which shall be:

(i)	[* * *] per Ton of lignite on all Norit Tons,

(ii)	[* * *] per Ton of lignite on all Tons for use at SWEPCO’s Plant up to and including [* * *] Tons per year, and

(iii)	[* * *] per Ton of lignite on all Tons for use at SWEPCO’s Plant over [* * *] Tons per year, which base Management Fee shall be subject to further adjustment as hereinafter provided in Subsection 2(d) of this Article IX. SABINE shall invoice SWEPCO and SWEPCO shall pay SABINE on a monthly basis for such Management Fee.
(d)    Adjustment of Management Fee.
(i) Effective for the calendar year 2008 and subsequent calendar years, the Management Fee (including the maximum and minimum amounts) for each such calendar year shall be adjusted in the same percentage by which the average of the [* * *] Index on the base 2000 = 100, published by the Bureau of Economic Analysis of the U.S. Department of Commerce, for the four calendar quarters consisting of (x) the fourth calendar quarter for the year immediately preceding the calendar year under consideration and (y) the first three calendar quarters of the year under consideration is greater or less than 103.646. If any adjustment of the Management Fee made pursuant to this subsection is based upon an index figure which is subsequently revised, there shall be no further adjustment of the Management Fee on the basis of the final published figure for such index. All adjustments of the Management Fee for a given year shall be made prior to the end of March of the year following the year under consideration, and any additional payment to be made by SWEPCO or refund to be made by SABINE shall be made accordingly. An example calculation of such year-end adjustment to Management Fee is set forth in Exhibit “B,” which is attached hereto and made part hereof.
* * * Confidential Treatment Requested

(ii)    Further Modification of Management Fee.
If at any time during the term of this Agreement it is reasonably believed by either party that neither the [* * *] Index nor any index substituted therefor in accordance with the following provisions reflects the true change in purchasing power of the United States dollar, then upon the written request of either party SWEPCO and SABINE shall undertake good faith negotiations to determine and agree upon a substituted index or method whereby such change in purchasing power of the United States dollar can be determined. When and if such substituted index or method has been determined and mutually agreed upon the same shall be substituted and put into effect commencing at a time mutually agreed upon. In the event the [* * *] Index or any substitute index is changed in the future to use some base other than the base of 2000=100, for the purposes hereof, the [* * *] Index or any substitute index, as the case may be, shall be adjusted so as to be in correct relationship to the base of 2000=100, or some other alternative base which is mutually agreeable to SWEPCO and SABINE. If publication of the [* * *] Index or any substituted index is no longer made by any Federal agency, the index to be used as aforesaid shall be that index agreed to by the parties which after necessary adjustment, if any, provides the most reasonable substitute for said index. If within ninety (90) days the parties hereto cannot agree upon a substitute index which will accomplish the purposes of this Subsection 2(d)(iii) the matter shall be resolved by arbitration pursuant to Article XVIII hereof.
Section 3. Compensation for Mine Closing Operations
During the continuation of SABINE's operations hereunder during the Post Production Period as provided for in the fourth paragraph of Section 1 of Article IV, SWEPCO shall compensate SABINE, which compensation shall include payment of the mine closing costs provided for in Article XI, on the same basis as provided for in Section 2 of this Article IX, except that

(a)	in lieu of the Management Fee provided for in Section 2(c), SWEPCO shall pay
* * * Confidential Treatment Requested

(b)	SABINE as additional compensation a Post-Production Management Fee in accordance with the schedule set forth in Exhibit "C" which is attached hereto and made a part hereof; and

(c)
in lieu of the general and administrative costs provided for in Section 2(a)(iii), SWEPCO shall pay SABINE for general and administrative costs in accordance with the Post-Production General and Administrative Costs Schedule set forth in Exhibit “F” which is attached hereto and made a part hereof.

Such payments described in clauses (a) and (b) above shall be made on a monthly basis. The Post-Production Management Fee set forth in Exhibit "C" shall be adjusted in the same manner in which the Management Fee is adjusted pursuant to Subsection 2(d) of Article IX of this Agreement, and the general and administrative costs set forth in Exhibit “F” shall be adjusted in the same manner in which the general and administrative costs are adjusted pursuant to Section 2(a)(iii)(d) of Article IX of this Agreement.

ARTICLE X
Sampling and Analysis; Weights
Section 1. Sampling and Analysis
The quality of lignite delivered to SWEPCO from the Mine for use at SWEPCO’s Plant shall be determined by analyses of samples taken at a point or points mutually agreed upon by SWEPCO and SABINE. Sampling and analyses shall be performed by methods which meet the standards of the ASTM, or by such other methods as may be mutually agreed upon between SWEPCO and SABINE. SWEPCO shall cause the samples to be transported to the Laboratory. Each sample shall be processed, split into three (3) equal parts and placed in suitable airtight containers by SWEPCO or the Laboratory. Part one of each sample shall be analyzed by the Laboratory, and the cost of such analysis shall be included in the Cost of Production. Part two of each sample shall be properly identified and stored in the Laboratory for a period of not less than sixty (60) days for either party to analyze at its own expense if it so desires. Part three of each sample shall be properly identified and stored by SWEPCO for a period of not less than sixty (60) days. The cost of analysis of part three of the sample, if required, shall be borne equally by SWEPCO and SABINE. For deliveries for which a sample is not available or for which a sample is agreed by SWEPCO and SABINE to be incorrect, the weighted average of the immediately preceding three (3) days sample analyses which are available shall be utilized.
The results of the analyses performed by the Laboratory on part one of the samples shall be binding on the parties and shall be deemed to represent the quality and characteristics of the lignite delivered hereunder unless one party notifies the other of a dispute concerning such analysis within the sixty (60) day period specified in the preceding paragraph. If the analysis of part one is disputed and the analyses of parts one and two of the sample differ by more than the reproducibility values specified by ASTM or any other mutually agreeable tolerances, then part three of such sample shall be analyzed by a commercial testing laboratory mutually chosen and using ASTM standards or mutually accepted procedures. When all three parts of a sample are analyzed, the average of the two closest sample results will be used to represent the quality of the lignite delivered on the day such samples were taken; provided, however, that if the two closest sample results differ by more than the reproducibility values specified by ASTM or any other mutually agreeable tolerances, then the weighted average of the immediately preceding three (3) days sample analyses which are available shall be deemed to be the quality and characteristics of the daily delivery of lignite under consideration.
As soon as practicable after the end of each month, SABINE shall furnish SWEPCO with a summary of the analyses performed by the Laboratory during the preceding month on part one of each sample. In addition, if either party elects to analyze part two of a sample, that party shall deliver the results of such analyses to the other party within seven (7) Business Days of receiving such results.
SABINE and SWEPCO each shall have the right to request a bias test of the sampling system if it questions the accuracy of said system. The party requesting such bias test shall pay all costs of any such challenge bias test unless the sampling system is found to be in error, in which case SWEPCO and SABINE each shall pay fifty percent (50%) of the costs of such test. SABINE shall have the right to have a representative present at any and all times to observe the sampling. If the sampling system is replaced or substantially modified, then SWEPCO shall perform, at its sole cost, a bias test of the sampling system as so replaced, altered or modified.
Section 2. Weighing
The weight of the lignite delivered to SWEPCO from the Mine for use at SWEPCO’s Plant shall be determined on scales properly installed on conveyor belts leading from SWEPCO's lignite dumping facilities or by other means mutually agreed upon by SWEPCO and SABINE. SWEPCO shall consult with SABINE as to design, selection and installation of such scale(s), and the parties shall mutually agree as to such matters. The scales shall be maintained and calibrated in accordance with the manufacturer’s recommended standards. SWEPCO shall calibrate such scale(s) on a regular basis during the Production Period (not less than monthly) and maintain such scale(s) within design tolerance. SABINE shall have the right to have a representative present at any and all times to observe the testing and calibration of the scale(s).
The weight of the Norit Tons shall be determined on scales furnished and maintained by Norit.
The weights thus determined shall be accepted as the quantity of lignite delivered under this Agreement and for which invoices are to be rendered and payments made in accordance with Article

XII hereof.
SABINE shall be given a record of all weight determinations made by SWEPCO and Norit. If either SWEPCO or SABINE at any time questions the accuracy of SWEPCO’s scales or the Norit scales, such party may request a prompt test and adjustment of such scales by utilizing a material weight test, the procedures for which the parties shall mutually agree, at the requesting party’s expense. If such test reveals error in weight in excess of the manufacturer’s specified tolerances, the scale shall be adjusted to an accurate condition, and an appropriate adjustment shall be made in the invoices and payments affected by such inaccuracy; provided, however, no such adjustment shall be for a period in excess of the lesser of (a) one-half of the period since the date that either party first questioned the accuracy of the weights and the date of the last regularly scheduled test of the scales, or (b) three (3) months.

ARTICLE XI
Mine Closing Costs
SWEPCO recognizes that Mine closing costs will be incurred by SABINE from time to time. SWEPCO shall reimburse SABINE for all such Mine closing costs, which costs shall include, but not be limited to, costs of dismantling and removal of equipment, reclamation of lands disturbed by SABINE's mining operations and activities pursuant to an approved Mining Plan, and actions taken by SABINE to prevent environmental pollution and to comply with applicable laws, rules and regulations of Federal, state and local governments and their instrumentalities. Such costs, when determined, shall be included within budgets and operating plans submitted to SWEPCO for its approval and shall be paid by SWEPCO as incurred and, when conducted during the Production Period, shall be deemed to be included within the Cost of Production in accordance with the provisions set forth herein. SWEPCO shall be given proper credit for all salvage value. SWEPCO from time to time may request that SABINE prepare an estimate of the total of the Mine closing costs to be incurred after the Production Period, based on the then current Mining Plan and a Mine closing date approved by SWEPCO. Effective January 1, 2003, Mine closing costs shall be determined in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations”.

ARTICLE XII
Billing and Accounts

Section 1.	Payment Obligations; Billing Accounts;
Billing Procedure
Or before the twentieth (20th) day of each calendar month, SABINE shall furnish SWEPCO with two written invoices which set forth the compensation due SABINE under the provisions of Article IX or Article XX of this Agreement, as the case may be, for the immediately preceding month, one of which shall be for the lignite delivered for use at SWEPCO’s Plant and the other of which shall be for the Norit Tons delivered. The amount of each invoice for the lignite delivered for use at SWEPCO’s Plant shall be determined in accordance with Exhibit “E” hereto, and the amount of each invoice for Norit Tons delivered shall be determined by a mutually agreed cost allocation method based on the compensation due SABINE under the provisions of Article IX of this Agreement for the immediately preceding month with respect to such Norit Tons. SWEPCO shall pay SABINE the amount of such invoices within ten (10) days of SWEPCO's receipt of the same.
All such billings and payments shall provide for credit to SWEPCO with regard to all refunds, rebates, advance payments and discounts of all types and shall be subject to audit by SWEPCO and corrections and adjustments where necessary. The correction and adjustment of any undisputed deficiencies shall be adjusted on the next monthly billing.

Section 2. Payment Obligations Absolute
Except as provided in Article XIII (and subject to the limitation specified therein) amounts payable by SWEPCO hereunder in respect of the Loan and Lease Obligations shall be payable under any and all circumstances, without set-off, counterclaim, recoupment, abatement, suspension, deduction or defense or other right which SWEPCO may have against SABINE or any other person for any reason whatsoever and shall not be refunded, it being the intention of the parties hereto that the obligations of SWEPCO in respect of such payments shall be absolute and unconditional, shall be separate and independent covenants and agreements and shall survive the expiration or other termination of this Agreement and continue unaffected unless the requirement to pay the same shall have been terminated pursuant to an express provision of this Agreement, provided that the foregoing shall not operate as a waiver by SWEPCO of its rights to pursue by separate action any claims it may have against any third party and any claims it may have against SABINE which are covered by insurance or bonds.
The provisions of this Section 2 of Article XII shall not be subject to the arbitration provisions of this Agreement.

ARTICLE XIII
Reports and Audit
Annually, SABINE shall have an audit of its accounts, made in whatever scope and detail requested by SWEPCO, by independent public accountants acceptable to SWEPCO and shall provide SWEPCO with a copy of such audit.
On or before the twentieth (20th) day of each month, SABINE shall furnish to SWEPCO separate detailed statements of costs incurred by SABINE at the Mine for the preceding month in respect of the lignite for use at SWEPCO’s Plant and the Norit Tons. Such statements shall be in such form and detail as requested by SWEPCO and shall list the quantity and costs incurred by SABINE in respect of the lignite for use at SWEPCO’s Plant and the quantity and the costs incurred by SABINE in respect of the Norit Tons, as the case may be.
SWEPCO and its duly authorized representatives shall have the right to inspect all work being performed hereunder including work at the Mine. SABINE shall, at SWEPCO's request, furnish to SWEPCO, or to such person as SWEPCO may designate, a copy of SABINE's reports applicable to the work on which it was engaged and the location of such work.
SABINE shall furnish with any billing containing cost adjustments, data showing the computations and application of such adjustment and shall furnish promptly such additional documents and evidence as SWEPCO may request in support of such adjustment. SABINE agrees to maintain adequate books, payrolls and records satisfactory to SWEPCO in connection with any and all work performed hereunder, including but not limited to the verification of all provisions under this Article XIII. SABINE further agrees to retain all such work records for a period of not less than four (4) years after completion of such work, and SABINE further agrees to consult with SWEPCO prior to SABINE’s disposal of such records. SWEPCO and its duly authorized representative shall have access at all reasonable times to the books, payrolls, records, correspondence and personnel of SABINE and any Affiliate of SABINE relating to any of the work performed hereunder for the purpose of auditing and verifying SABINE's charges for work or for any other reasonable purpose including, but not limited to, compliance by SABINE with other terms and provisions of this Agreement. SABINE agrees that (if and when applicable) these provisions will be included in any consulting services or other subcontracts relating to work performed for SABINE under provisions of this Agreement.

SWEPCO shall have access and the right to examine all income tax filings of SABINE or in which SABINE is included. SABINE shall have the right to join with any Affiliates of SABINE in the filing of any consolidated tax return, but this right shall be applicable only if the exercise thereof will not increase the cost of lignite to SWEPCO. If SABINE so joins in such filing, SABINE shall promptly furnish SWEPCO a copy of North American Coal’s consolidated tax sharing agreement and shall promptly furnish to SWEPCO a revised copy at any time such agreement is amended. Savings applicable to SABINE as a result of any such consolidation shall be invested by SABINE and will serve to further reduce the cost of lignite to SWEPCO. If SABINE files consolidated tax returns with an Affiliate or Affiliates of SABINE, it shall collect from such Affiliate or Affiliates any net tax benefit derived by any such Affiliate from such consolidation attributable to SABINE. Any net tax benefit collected by SABINE arising from any such consolidation which was directly attributable to SABINE shall be repaid promptly to any such Affiliate(s) in the event such net tax benefit is reversed for whatever reason.
Any correction and adjustment of undisputed audit deficiencies determined by audit shall be made within thirty (30) days after determination thereof. Any disputed audit deficiency shall be finally determined and resolved by a nationally recognized independent accounting firm selected by mutual agreement of SWEPCO and SABINE, and its decision and determination shall be binding on the parties, and the correction and adjustment shall be made within thirty (30) days after such determination. The cost and expense of such third-party audit of a disputed deficiency shall be borne by the losing party, meaning the party whose position is furthest from the final determination, and if SABINE is the losing party such cost and expense of audit shall not be recoupable from SWEPCO.

Anything to the contrary in the foregoing provisions of this Article XIII notwithstanding, SWEPCO hereby agrees that without the advance written approval of the obligees of all Loan and Lease Obligations then outstanding it will not collect from SABINE, in connection with any claim against SABINE hereunder, any amount in excess of SABINE's net income and retained earnings (determined without duplication), plus all amounts available to or from SABINE under bonding, insurance, and similar arrangements.

ARTICLE XIV
Force Majeure
In the event SWEPCO or SABINE is rendered unable, wholly or in part, by "Force Majeure" as hereinafter defined to carry out any of its obligations under this Agreement, and if such party shall (within two [2] Business Days after the declaring party is aware of the occurrence of such "Force Majeure" relied upon) give the other party concerned written notice and full particulars of such "Force Majeure", then the obligations of the party giving such notice shall be suspended to the extent made necessary by such "Force Majeure" from the inception of the "Force Majeure" and during its continuance, but for no longer; provided, however, that the party giving such notice shall diligently use its best efforts to eliminate the cause and effect of such "Force Majeure" insofar as possible with all reasonable dispatch. Any deficiencies in the production or delivery of lignite hereunder caused by "Force Majeure" shall not be made up under the provisions of this Agreement except by mutual agreement.
The term "Force Majeure" as used in this Agreement shall mean any and all causes beyond the control and without the fault or negligence of the party failing to perform, such as acts of God, strikes, lockouts or other industrial disturbances, labor disputes, labor or material shortages, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, adverse geological conditions, faults in lignite seams, lightning, earthquakes, fires, storms, floods, washouts, major breakdowns of or damage to plant, SWEPCO's Plant, mine equipment, or facilities, interruptions to or contingencies of transportation, orders or acts of a military authority or civil authority (including without limitation, interruptions, whether by action or inaction, by Federal, state or local governments or court orders, present and future, or acts or failures to act of any regulatory body having proper jurisdiction) and any other causes, whether of the kind herein enumerated or otherwise, beyond the control and without the fault or negligence of the party failing to perform, which wholly or partly prevents the mining, producing, processing and delivering of the lignite by SABINE, or the receiving and/or utilizing of the lignite by SWEPCO. It is understood and agreed that the settlement of strikes or lockouts or industrial disputes or disturbances shall be entirely within the discretion of the party having the difficulty and that the above requirement that any "Force Majeure" shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party therein when such course is inadvisable in the discretion of the party having the difficulty.
It is agreed that no such event of "Force Majeure" shall excuse, alter or diminish the obligation of SWEPCO to make the payments provided for in Article XII hereof. During any period of "Force Majeure", SABINE agrees to make a diligent effort to minimize all costs and expenses incurred.

ARTICLE XV
Conduct of Operations
SABINE shall conduct its mining operations hereunder in a careful, good workmanlike manner. SABINE shall use its best efforts to design and operate the Mine in accordance with this Agreement and all applicable laws, rules and regulations of Federal, state and local governments or their instrumentalities; provided, however, that SABINE shall have the right to contest in good faith through appropriate legal proceedings the validity or applicability of any such law, rule or regulation so long as SABINE gives SWEPCO advance notice of the nature of and reasons for such proposed contest and of such proposed proceedings and obtains SWEPCO's advance approval of the projected cost and expenses thereof, which approval shall not be unreasonably withheld; and further provided, however, SABINE shall not be in default in the performance of its obligations under this Agreement if and to the extent such failure to perform its obligations is due to (1) an event described in Article XIV hereof, (2) control exercised by SWEPCO pursuant to Section 2(c) of Article IV or Article VIII of this Agreement, or (3) the failure of SWEPCO to perform its obligations hereunder.
SABINE represents that its management and supervisory personnel and a major portion of its other employees shall be well qualified and trained personnel with established credentials in engineering, constructing, operating and administering similar projects and that it will utilize and exercise high standards of industry practice and workmanship in the performance of all of its undertakings and obligations reflected in this Agreement. SABINE agrees to the foregoing and agrees that it shall diligently attempt and use its best efforts to:
(a)     mine, recover and deliver the optimum quantity and quality of mineable commercial lignite, as defined in the approved Annual Mining Plan, in the most economical and efficient manner;
(b)    conduct its operations and carefully plan and supervise its capital, operating and all other expenditures and acquisitions pursuant to the advance approval by SWEPCO as provided herein so as not to exceed the pre-approved budgets, as provided herein.

ARTICLE XVI
Insurance
SABINE shall procure or cause to be procured and maintain or cause to be maintained in full force and effect all insurance coverages specified in this Agreement. All insurance coverages shall be in accordance with the terms of this Article XVI using companies authorized to do business in the applicable jurisdiction where such services are to be performed. The insurance shall be of such types, limits, coverages and amounts, and deductible amounts and with such insurers as may periodically be required, requested or approved by SWEPCO applicable to the Mine, the equipment and property at the Mine, the operation of the Mine or operations incidental to the Mine and personnel at the Mine or utilized in connection therewith. Such insurance shall include, but shall not be limited to, public liability, contractual liability, all-risk property insurance including coverage for physical damage to equipment, mine reclamation bonds and workers' compensation insurance as required by law and the following:

(a)
Coverage for the legal liability of SABINE and its subcontractors for workers’ compensation and occupational disease under the law of the state in which the work hereunder is to be performed; provided, however,

A.	in states with a workers’ compensation fund, SABINE and its subcontractors shall be contributors to the state workers’ compensation fund and shall furnish a certificate to that effect.

B.
in states without a workers’ compensation fund, SABINE and its subcontractors shall maintain an insurance policy for workers’ compensation from an insurance carrier approved for transacting workers’ compensation business in the state in which the work is performed.

C.
if SABINE or any subcontractor is a legally permitted and qualified self-insurer in the state in which the work is performed, it may furnish proof that it is such a self-insurer in lieu of submitting proof of insurance.

(b)	commercial general liability insurance with limits of coverage of not less than $1,000,000 per occurrence and annual aggregate;

(c)	commercial automobile liability insurance with limits of coverage for bodily injury and property damage of not less than $1,000,000 for each incident;

(d)
excess or umbrella liability insurance with a combined single limit of coverage of not less than $5,000,000 per occurrence and annual aggregates of at least $10 million for bodily injury and property damage, and including coverage for the excess of Employers Liability and the insurance described in paragraphs (b) and (c) above;

(e)	Property Damage and Boiler and Machinery coverage with combined limits of coverage of not less than $100 Million per occurrence and a deductible of no more than $1,000,000; and

(f)	pollution legal liability insurance with limits of coverage of not less than $1,000,000 per occurrence and annual aggregate.
SWEPCO, its parent, subsidiaries, Affiliates, directors, officers, agents, and employees, shall be named as additional insureds under the insurance policies described in paragraphs (b) through (d) and paragraph (f) above, and as loss payees under the insurance policies described in paragraph (e) above, with respect to SABINE’s operations and the work to be performed under this Agreement. Such insurance shall be primary and non-contributory over any other insurance maintained by SWEPCO, its parent, subsidiaries and Affiliates.
SABINE shall obtain waivers of subrogation on all insurance maintained by SABINE hereunder. Such waivers shall be made for the benefit of SWEPCO, its parent, subsidiaries and Affiliates.
Any policies of insurance written on a “claims-made” basis shall be maintained for a period of five (5) years after termination of this Agreement, provided that such coverage is available and that SWEPCO pays all costs of maintaining such insurance.
SABINE shall furnish annually to SWEPCO two (2) copies of acceptable certificates of insurance covering the terms of the insurance policies maintained by SABINE. Such certificates of insurance shall state that the insurer has issued the policies providing for the insurance specified above, that such policies are in force and that the insurer shall give SWEPCO thirty (30) days prior written notice of any material change in, or cancellation of, such policies. If such insurance policies are subject to any exceptions to the terms specified herein, such exceptions shall be fully explained in such certificates. SWEPCO may, at its discretion, require SABINE to obtain insurance policies that are not subject to any exceptions.
SABINE shall require all contractors, subcontractors and its Affiliates engaged in work on or for the Mine to comply with the applicable workers' compensation laws of the State of Texas, or any other applicable state to the end that the employer is protected against any common law action by an employee and to maintain such other insurance as SWEPCO may deem advisable.

ARTICLE XVII
Relationship of the Parties
SWEPCO and SABINE agree that in performing services hereunder SABINE shall be an independent contractor and not the agent, servant or employee of SWEPCO or any of its affiliate companies or of Norit. Nothing contained in this Agreement shall be construed to constitute or create a joint venture, trust, mining partnership, commercial partnership or other relationship between SWEPCO or any of its affiliate companies or Norit and SABINE whereby either party hereto would be liable for the acts and deeds of the other party hereto, except as specifically set forth herein.

SABINE SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND SWEPCO AND ITS SUBSIDIARIES, AFFILIATES AND THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, THE SUCCESSORS AND ASSIGNS OF SWEPCO (COLLECTIVELY, “RELEASEES”), FROM ANY AND ALL LOSS AND LIABILITY AND FOR CLAIMS, DEMANDS, SUITS OR CAUSES OF ACTION AT LAW OR IN EQUITY FOR DAMAGES AND INJURIES (INCLUDING DEATH) OF EVERY KIND AND NATURE TO PERSONS (INCLUDING EMPLOYEES OF SABINE, SWEPCO AND ANY OF THEIR AFFILIATES) AND PROPERTY (INCLUDING LOSS OF USE THEREOF) ARISING OUT OF, OR CLAIMED TO HAVE BEEN CAUSED BY, OR IN ANY MANNER RELATED TO THE OPERATIONS OF SABINE OR OF ANY PERSON UNDER CONTRACT TO IT UNDER THIS AGREEMENT EVEN THOUGH CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY SINGLE RELEASEE OR ANY COMBINATION OF RELEASEES THAT OPERATES CONCURRENTLY WITH THE NEGLIGENCE OF ANY PERSON OR ENTITY THAT IS NOT A RELEASEE, BUT IN NO EVENT FOR THE SOLE NEGLIGENCE OF ANY RELEASEE OR ANY COMBINATION OF RELEASEES; PROVIDED, HOWEVER, THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, SABINE’S INDEMNITY OBLIGATION UNDER THIS PARAGRAPH SHALL BE LIMITED TO $500,000 AND SHALL BE SUPPORTED BY LIABILITY INSURANCE COVERAGE TO BE FURNISHED BY SABINE, AND PROVIDED, FURTHER, HOWEVER, THAT SABINE SHALL NOT BE OBLIGATED TO INDEMNIFY ANY RELEASEE (I) AGAINST ANY LOSS OR LIABILITY WITH RESPECT TO WHICH SABINE IS NOT COVERED BY SUCH INSURANCE, (II) FOR THE AMOUNT OF ANY LOSS OR LIABILITY IN EXCESS OF THE AMOUNT WHICH IS COVERED

BY SUCH INSURANCE OR (III) FOR ANY LOSS OR LIABILITY WITH RESPECT TO ANY EMPLOYEE OF NORIT OR ANY OF ITS AGENTS OR CONTRACTORS.
Notwithstanding anything to the contrary contained in this Agreement, in the event of a disagreement, controversy or litigation between SABINE and SWEPCO involving this Agreement, any provision hereof or the subject matter hereof, the legal costs and expenses of SABINE in connection therewith shall not be recouped by SABINE or considered a Cost of Production or a reimbursable expense under the terms hereof, unless SABINE is the ultimate successful party in such disagreement, controversy or litigation.
ARTICLE XVIII
Arbitration
Any valid dispute between the parties arising out of this Agreement (including failure to agree on matters slated to be determined by mutual agreement) for which the ultimate resolution is not expressly provided by this Agreement or for which arbitration is not expressly excluded, shall be resolved by arbitration. The parties shall first make a diligent good faith attempt to resolve the dispute by mutual agreement. If unsuccessful, the request for arbitration shall be in writing setting forth in detail the claim or claims to be arbitrated, and the amount involved, if any, and shall specify the position of the party giving the notice, the reasons therefore and the remedy sought and shall name one qualified person to act as an arbitrator. It shall be delivered to the other party within 180 days of the date of the first knowledge of the claiming party of the occurrence or conditions giving rise to the dispute. Any failure to request arbitration within such 180 day period shall be deemed a waiver of the right to arbitrate the dispute.
Within fifteen (15) days after such notice is received, the party receiving the notice shall by written notice to the other party specify its position, the reasons therefor and the remedy sought with respect to such issue and shall name one qualified person to act as an arbitrator. All persons appointed to act as arbitrator (including the third arbitrator selected as provided below) shall be disinterested persons qualified by experience to hear and determine the questions to be arbitrated, and if the nature of any such question shall so require, they shall be geologists or mining engineers experienced in the exploration for or mining of minerals under operating conditions similar to those which may be encountered hereunder.
The two arbitrators so designated shall select a third arbitrator. If the two arbitrators cannot agree within fifteen (15) days as to the designation of a third arbitrator, then said third arbitrator shall be selected pursuant to the AAA Rules. The arbitrators and SWEPCO and SABINE shall hold hearings in Dallas, Texas on the matters to be arbitrated within thirty (30) days after the appointment of the third arbitrator. The arbitrators shall make such examinations and investigations as they may deem necessary and shall render their decision in writing within sixty (60) days following such hearings.
The decision of the arbitrators shall be limited to selecting either the position and remedy stated by SWEPCO in its notice or the position and remedy stated by SABINE in its notice as provided above. The arbitrators shall have no power to mediate or compromise any dispute but shall have only the limited authority herein provided to review the information presented by the parties and to select the position and remedy proposed by one of the parties.
The decision of the arbitrators shall be final and binding on the parties, and judgment thereon may be entered in any court of competent jurisdiction. The cost and expense for the arbitration shall be shared equally between the parties. Except as herein otherwise specified, the arbitration shall be conducted pursuant to the AAA Rules in effect at the time of such arbitration. Unless the parties mutually agree otherwise, each arbitration procedure and hearing shall be limited in scope to one dispute.
Notwithstanding anything to the contrary contained in this Article XVIII, it is agreed that whenever it is provided in this Agreement that any act, event, decision, determination or other matter is or is not to be done, performed or made at the option, election, request or determination or in the opinion of SWEPCO or is subject to the right of approval or disapproval by SWEPCO, such determination, election, request, option, opinion, approval or disapproval by SWEPCO shall not be subject to arbitration hereunder.
It is mutually understood that the existence of a dispute which has or may become the subject of an arbitration shall in no way excuse either SWEPCO or SABINE from performing its obligations under this Agreement, and each of the parties hereto shall continue to perform in accordance with the terms of this Agreement irrespective of the existence of any such dispute.
ARTICLE XIX
SABINE Default; Remedy
Section 1. SABINE Default
For the purposes of this Agreement, any one of the following events is a "SABINE Default":
(a)    there exists at any time during the Production Period for any reason other than Force Majeure, as defined in Article XIV, a deficiency of deliveries of mmBtus of lignite in excess of [* * *] of the amount required to be delivered under Article V for use at SWEPCO’s Plant during the immediately preceding [* * *] month period or a deficiency of deliveries of mmBtus of lignite in excess of [* * *] of the amount required to be delivered under Article V for use at SWEPCO’s Plant during the immediately preceding [* * *] month period;
* * * Confidential Treatment Requested

(b)    SABINE fails to perform any of its obligations in accordance with the performance standards recited in Article XV hereof, which failure to perform has a material adverse effect on the operations of SWEPCO’s Plant, and such failure continues unremedied for sixty (60) days after written notice thereof shall have been given to SABINE by SWEPCO;
(c)    SABINE materially breaches any of the terms, conditions or provisions which results in an event of default in respect of any Loan or Lease Obligation, which default is not remedied by SABINE prior to the time that any party (other than SABINE) to such Loan or Lease Obligation is permitted by such Loan or Lease Obligation to exercise its rights with respect to such event of default thereunder;
(d)    SABINE or North American Coal commences a voluntary case under any chapter of the Federal Bankruptcy Code or consents to (or fails to controvert in a timely manner) the commencement of an involuntary case against SABINE or North American Coal under said Code;
(e)    SABINE or North American Coal institutes proceedings for liquidation, rehabilitation, readjustment or composition (or for any related or similar purpose) under any law other than the Federal Bankruptcy Code or consents to (or fails to controvert in a timely manner) the institution of any such proceedings against SABINE or North American Coal;
(f)    SABINE or North American Coal is insolvent (within the meaning of any applicable law), or is unable, or admits in writing its inability, to pay its debts generally as they come due or makes an assignment for the benefit of creditors or enters into any arrangement for the adjustment or composition of debts or claims;
(g)    a court or other governmental authority or agency having jurisdiction in the premises enters a decree or order (i) for the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of SABINE or North American Coal or of any part of the property of such person or for the winding-up or liquidation of the affairs of such person, and such decree or order remains in force undischarged and unstayed for a period of more than thirty (30) days, or (ii) for the sequestration or attachment of any property of SABINE or North American Coal without its unconditional return to the possession of such person, or its unconditional release from such sequestration or attachment, within thirty (30) days thereafter;
(h)    a court having jurisdiction in the premises enters an order for relief in an involuntary case commenced against SABINE or North American Coal under the Federal Bankruptcy Code, and such order remains in force undischarged and unstayed for a period of more than thirty (30) days;
(i)    a court or other governmental authority or agency having jurisdiction in the premises enters a decree or order approving or acknowledging as properly filed or commenced against SABINE or North American Coal a petition or proceedings for liquidation, rehabilitation, readjustment or composition (or for any related or similar purpose) under any law other than the Federal Bankruptcy Code, and any such decree or order remains in force undischarged and unstayed for a period of more than thirty (30) days; or
(j)    SABINE or North American Coal takes corporate action for the purpose or with the effect of authorizing, acknowledging or confirming the taking or existence of any action or condition specified in paragraphs (d), (e) or (f) of this Section 1.
Provided, however, if SWEPCO claims that a SABINE Default of the nature described in this Section 1 has occurred and is continuing, SABINE shall have sixty (60) days (notwithstanding the provisions of Article XVIII hereof) after its receipt of written notice from SWEPCO of such SABINE Default to:

(i)    except for a SABINE Default of the nature described in Subsection 1(a) of this Article XIX, which such default is not subject to this paragraph (i), correct such SABINE Default, or, if such SABINE Default is not correctable within said sixty (60) day period, to submit to SWEPCO for its approval, which approval shall not be unreasonably withheld, a plan and timetable for correcting such SABINE Default. If such Default is not corrected within said time, or any extended time approved by SWEPCO, SWEPCO's remedies provided for herein shall thereupon be fully available; or
(ii)    give SWEPCO written notice that SABINE disputes that such SABINE Default has occurred and is continuing and that SABINE is submitting the matter to arbitration in accordance with the provisions of Article XVIII of this Agreement. If arbitration is so sought, SABINE shall not be deemed in default until the matter has been determined finally by arbitration under the provisions of Article XVIII hereof.
Section 2. Remedy of SWEPCO Upon SABINE Default
Upon the occurrence of any SABINE Default, SWEPCO, in its discretion (and in addition to any other rights or remedies available to SWEPCO), may exercise (without any other prerequisites) its rights, options and powers under the Option Agreement, in which event no further Management Fee will be payable to SABINE or North American Coal. Any amounts paid by SWEPCO other than to SABINE in respect of any Loan or Lease Obligation shall be credited against its obligations hereunder to make payments in respect of such Loan or Lease Obligation. The exercise by SWEPCO of any remedy hereunder shall be governed by the last sentence of Article XIII.
Section 3. Limitations on SWEPCO's Rights Under Article XIX
Notwithstanding anything to the contrary contained in this Article XIX, SWEPCO shall not have the right to exercise the Option Agreement if a SABINE Default of the nature described in Section 1 of this Article XIX has occurred and is continuing:

(a)    as a result of any failure by SWEPCO to carry-out its obligations under this Agreement, or as a result of a failure by SWEPCO to approve any Loan or Lease Obligation which SABINE proposes to enter into pursuant to Article VIII;
(b)    as a result of any failure by SWEPCO to pay to SABINE any sum due SABINE from SWEPCO pursuant to this Agreement; provided, however, that if SWEPCO's obligation to pay any such sum (or any part thereof) is disputed by SWEPCO and payment of such sum is necessary to enable SABINE to comply with the terms of any Loan or Lease Obligation entered into pursuant to Article VIII hereof or to enable SABINE to prevent the occurrence of a SABINE Default of the nature described in Section 1 of this Article XIX, then SWEPCO shall pay SABINE the full sum claimed by SABINE, and such payment shall be without prejudice to SWEPCO's position in such dispute and its right to obtain reimbursement thereof;
(c)    as a result of SABINE's compliance with any directions and/or prohibitions of SWEPCO to SABINE contrary to SABINE's recommendations and advice as to the design, construction, development and operation of the Mine; or
(d)     because of a reasonable difference with governmental authorities as to the interpretation of applicable governmental laws, rules or regulations, impossibility of compliance therewith, or SWEPCO's consent to non-compliance therewith.
ARTICLE XX
Termination of Relationship
Section 1. Events of Termination
This Agreement shall terminate and SWEPCO and SABINE shall be released, except as provided in this Article XX, Section 1, from their respective obligations thereafter accruing hereunder upon the occurrence of either of the following events:

(a)    if SWEPCO takes the action specified in Section 2 of Article XIX hereof, in which event SWEPCO shall be and become obligated to make payments to SABINE from time to time sufficient to permit SABINE to satisfy Loan and Lease Obligations in accordance with their terms; or
(b)    if at any time all economically surface mineable lignite reserves in SWEPCO’s Reserves have been depleted or SWEPCO’s Plant has reached the end of its useful life (estimated to be 2035), in which event SWEPCO shall be and become obligated to make payments to SABINE from time to time sufficient to permit SABINE to satisfy Loan and Lease Obligations in accordance with their terms.
Section 2. Additional Right of Termination
In addition to the events of termination specified in Section 1 of this Article XX and notwithstanding any other provision of this Agreement, SWEPCO and SABINE each shall have the right, in their respective unqualified and unrestricted discretion and without requirement of cause, to terminate the relationship created by this Agreement by giving notice of termination (which notice shall specify the effective date of such termination (“Termination Effective Date”), which shall not be earlier than one year from the date of such notice), in which event SWEPCO shall (i) be and become obligated to make payments to SABINE from time to time sufficient to permit SABINE to satisfy Loan and Lease Obligations in accordance with their terms as the same become due and payable, and (ii) exercise its rights, options and powers under the Option Agreement. If SWEPCO terminates this Agreement pursuant to this Section 2 and the reason therefor is not because of a SABINE Default, or is not due to a shutdown of the Mine because of economic reasons, including, but not limited to, the purchase of fuel from a more cost effective source, governmental requirements or restrictions or otherwise, and SWEPCO mines, or causes to be mined, within two

(2) years after the Termination Effective Date lignite from said SWEPCO's Reserves, then North American Coal shall be entitled to, and SWEPCO shall cause the successor mining company to pay, and SWEPCO shall guarantee the payment, to North American Coal or its nominee an amount (the “Termination Fee”) calculated in accordance with the methodology set forth in Exhibit “G,” which is attached hereto and made part hereof.
Such Termination Fee, if payable under this Article XX, Section 2, (a) shall be due within sixty (60) days following the recommencement of mining in the event that SWEPCO commences or causes another person to commence the mining of lignite from SWEPCO's Reserves within said two (2) years, and (b) shall be determined as of the first day of the calendar quarter in which the recommencement of mining occurs, based on the Termination Fee for the year in which the Termination Effective Date occurs and on the percentage change in the value of the [* * *] Index on the base 2000 = 100 from the fourth calendar quarter of 2008 to the value of such Index for the calendar quarter immediately preceding the calendar quarter in which the recommencement of mining occurs. If the value of the [* * *] Index on the base 2000 = 100 for such immediately preceding calendar quarter is not available when the Termination Fee is due and payable, the most current quarterly value of such Index shall be used for making payment of the Termination Fee, and such payment shall be subject to true-up at the time the final published value of the [* * *] Index on the base 2000 = 100 for such immediately preceding calendar quarter is available.
If at any time during the term of this Agreement it is reasonably believed by either party that neither the [* * *] Index nor any index substituted therefor in accordance with the following provisions reflects the true change in purchasing power of the United States dollar, then upon the
* * * Confidential Treatment Requested

written request of either party SWEPCO and SABINE shall undertake good faith negotiations to determine and agree upon a substituted index or method whereby such change in purchasing power of the United States dollar can be determined. When and if such substituted index or method has been determined and mutually agreed upon, the same shall be substituted and put into effect commencing at a time mutually agreed upon. In the event the [* * *] Index or any substitute index is changed in the future to use some base other than the base of 2000=100, for the purposes hereof, the [* * *] Index or any substitute index, as the case may be, shall be adjusted so as to be in correct relationship to the base of 2000=100, or some other alternative base which is mutually agreeable to SWEPCO and SABINE. If publication of the [* * *] Index or any substituted index is no longer made by any Federal agency, the index to be used as aforesaid shall be that index agreed to by the parties which after necessary adjustment, if any, provides the most reasonable substitute for said index. If within ninety (90) days the parties hereto cannot agree upon a substitute index which will accomplish the purposes of this Article XX, Section 2, the matter shall be resolved by arbitration pursuant to Article XVIII hereof.
Section 3. Procedures on Termination
Upon the termination of this Agreement as provided in Section 1 or 2 of this Article XX, the provisions of Article XII shall govern the procedures for such payments by SWEPCO and the nature of SWEPCO's obligations in respect thereof.
Section 4. Nature of Termination Rights
The rights of termination set forth in this Article XX shall not be subject to arbitration, and neither party shall have any right in law or equity against the other solely because of any such termination.
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ARTICLE XXI
Notices and Other Communications;
Designated Representatives
SWEPCO and SABINE each shall appoint a representative ("Designated Representative") to receive and give on behalf of SWEPCO and SABINE all notices, approvals, disapprovals and other communications required or permitted under this Agreement.
Except as otherwise expressly stated in this Agreement, any such notice or approval, disapproval or other communication shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or by facsimile transmission (as evidenced by confirmation of facsimile transmission) to the Designated Representative or when actually received (as evidenced by return receipt after posting by United States certified mail, return receipt requested), with postage prepaid, addressed to the Designated Representatives of SWEPCO and SABINE, as follows:
(a)    to SWEPCO:

Southwestern Electric Power Company
Attn: Manager, Lignite & Business Services
2396 Farm Road 3251
Hallsville, Texas 75650-7723
Telephone:     903/938-0321
Facsimile:     903/927-5820

With copy to:

American Electric Power
Attn: Director of Mining Operations
155 W. Nationwide Blvd.
Columbus, OH 43215
Telephone:    (614) 583-6400
Facsimile:    (614) 583-1602

(b)    to SABINE:

The Sabine Mining Company
Attn: President
6501 Farm Road 968 West
Hallsville, Texas 75650
Telephone:    903/660-4200
Facsimile:    903/660-3665

With copy to:

The North American Coal Corporation
Attn: President and Chief Executive Officer
14785 Preston Road, Suite 1100
Dallas, Texas 75254-7891
Telephone:    (972) 239-2625
Facsimile:    (972) 387-1031

(c)    To such other address or addresses as the respective parties hereto may from time to time designate in writing.
It is agreed that wherever this Agreement provides for notice to be given within twenty-four (24) hours of certain occurrences, such notice shall be given verbally and shall subsequently be confirmed in writing in the manner provided for above in this Article XXI.
ARTICLE XXII
Right of Inspection
SWEPCO (upon first giving reasonable notice to the office of SABINE's Designated Representative) at all times and for any purpose shall be afforded complete access to the Mine, Mine records, accounting and financial records, installations, tax returns and operations of SABINE and the right to inspect the Mine, provided that the exercise of such rights does not interfere with the operation of the Mine and that the exercise of such rights shall be at the sole risk, cost and expense of SWEPCO. It is agreed that the personnel and employees of SABINE engaged in the mining are solely the employees of SABINE and that SWEPCO, in the exercise of its right of access and inspection or otherwise, shall have no right to issue instructions to, make demand of, or direct in any way the daily work and daily activities of SABINE's employees.
ARTICLE XXIII
Limitations of SABINE Functions
Until this Agreement expires or is terminated, SABINE shall be chartered as a single purpose corporation to perform, pursuant to this Agreement, the duties and obligations hereof and shall not perform any work or services, enter into any employment contracts, enter into any agreements with third-parties without SWEPCO's advance approval, undertake any obligations or liabilities, or expend any funds, or engage in any activities, except those which are pursuant this Agreement.
Without first obtaining SWEPCO's approval, SABINE shall not purchase or otherwise acquire any real property interests including lignite or other mineral leases and land that would in any way conflict with the interests of SWEPCO.
ARTICLE XXIV
Assignment
Either party may assign this Agreement and its rights hereunder to its parent company or any Affiliate or subsidiary of its parent company or of itself, and only to such a party, without the consent of the other party. Otherwise, this Agreement may not be assigned wholly or in part by either party without the written consent of the other party, which consent shall not be unreasonably withheld. No assignment shall release the assignor from its financial responsibility hereunder, unless expressly agreed to in writing by the other party and its assignees. Subject to the foregoing limitations, all of the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and assigns.
ARTICLE XXV
Interpretation
This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Texas without giving effect to the conflict of laws and principles thereof. The topical headings used in this Agreement have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms and provisions of this Agreement. As used herein, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular, wherever appropriate.

ARTICLE XXVI
Severability
The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof unless it substantially and adversely affects the value of this Agreement to one of the parties; and in the absence of any such substantial and adverse effect, this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
ARTICLE XXVII
Entire Agreement
This Agreement constitutes the entire agreement between SWEPCO and SABINE and supersedes all other prior negotiations, undertakings, notices, memoranda and agreements between SWEPCO and SABINE, whether oral or written, with respect to the subject matter hereof; provided, however, the parties recognize that the performance of this Agreement is subject to all necessary regulatory approvals, and that in the event regulatory approval is required for the performance by

SWEPCO of its payment obligations hereunder, SABINE shall not be required to incur any Loan or Lease Obligation until such approval is obtained, and further provided, however, that all liabilities and obligations of SWEPCO and SABINE which have accrued prior to the effective date of this Agreement shall survive until satisfied or discharged or until the responsible party has been released therefrom.
ARTICLE XXVIIl
Amendments
Any modification or amendment of the terms and provisions of this Agreement shall be valid and effective only if and when made in writing and duly executed on behalf of the parties hereto.
ARTICLE XXIX
Counterparts
The Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all of which shall collectively constitute one and the same instrument.
ARTICLE XXX
Waiver of Remedies
The failure of either SWEPCO or SABINE to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.
ARTICLE XXXI
Representations, Warranties and Covenants
(a)    Representations and Warranties of SABINE. SABINE represents and warrants that:

(i)    it is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada, is duly qualified to do business in the State of Texas and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
(ii)    there is no action, proceeding or investigation pending, or, to the best knowledge of SABINE, threatened against it, and there is no term of its charter, by-laws, or any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which SABINE or any of its affiliates is a party or by which it is bound, which in any way prevents or interferes with or adversely affects the entering into by it of this Agreement, or the validity of this Agreement as to it, or the carrying out by it of the terms or provisions of this Agreement;
(iii)    no approval, action, waiver or consent of any governmental body is required for the execution and delivery of this Agreement by SABINE (or, if required, all of the same have been obtained), and SABINE will use its best efforts to obtain any governmental approvals, actions, waivers or consents of any governmental body which are or may be required for the performance by SABINE of this Agreement; and
(iv)     this Agreement has been duly and validly authorized by all necessary corporate action and when executed and delivered will constitute a valid and binding agreement of SABINE.
(b)    Representations and Warranties of SWEPCO. SWEPCO represents and warrants that:
(i)    it is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, is duly qualified to do business in the State of Texas and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
(ii)    there is no action, proceeding or investigation pending, or to the best knowledge of SWEPCO threatened against it, and there is no term of its charter, by-laws, or any mortgage, indenture, contract, Agreement, instrument, judgment, decree, order, statute, rule or regulation to which SWEPCO or any of its affiliates is a party or by which it is bound, which in any way prevents or interferes with or adversely affects the entering into by it of this Agreement, or the validity of this Agreement as to it, or the carrying out by it of any of the terms or provisions of this Agreement;
(iii)    no approval, action, waiver or consent of any governmental body is required for the execution and delivery of this Agreement by SWEPCO (or, if required, all of the same have been obtained), and SWEPCO will use its best efforts to obtain any governmental approvals, actions, waivers or consents of any governmental body which are or may be required for the performance by SWEPCO of this Agreement;
(iv)    this Agreement has been duly and validly authorized by all necessary corporate action and when executed and delivered will constitute a valid and binding agreement of SWEPCO;
(v)    that to the best of its knowledge it owns, leases or otherwise controls the lignite, including surface mining rights, which will be mined and delivered by SABINE hereunder. SWEPCO agrees to use its best efforts to maintain in effect during the term of this Agreement all ownership, leasehold or other rights with respect to such lignite which are necessary for SABINE to mine and deliver the lignite covered by this Agreement, and shall indemnify and hold SABINE harmless from and against any and all claims, demands, actions, causes of action by and liability to third parties, excluding North American Coal, arising out of SWEPCO's failure to maintain such rights.
(c)    Covenants of SWEPCO. SWEPCO hereby covenants and agrees that in the event any Loan or Lease Obligation is determined or declared void or unenforceable by any court or regulatory authority due to the fact that SABINE is determined to be a public utility within the meaning of any Federal or Texas, Louisiana or Arkansas statute, or because of the failure of SWEPCO to obtain any regulatory approval necessary to permit the performance by it of its obligations hereunder, SWEPCO shall nevertheless continue to make payments in respect thereof as if such determination, declaration or failure had not occurred.
ARTICLE XXXII
Short Form Supplement
If needed or requested by either party for purposes of recording, permitting, filing or any other valid reason, the parties hereto shall execute a short form supplement to this Agreement which shall contain the pertinent provisions hereof in mutually satisfactory detail.
ARTICLE XXXIII
Equal Employment Opportunity
There is attached hereto as "Supplement A" and made a part hereof that certain instrument entitled "CERTIFICATION FOR EMPLOYMENT OPPORTUNITIES PROGRAMS FOR MINORITIES AND VETERANS". SABINE agrees to fully comply with said Supplement A, and throughout said Supplement A, whenever reference is made to "Contractor" it is understood that same refers to SABINE.

IN WITNESS WHEREOF, the parties hereto, with intent to be legally bound hereby, have caused this instrument to be executed by their duly authorized officers on the date first above written.

WITNESSES:	SOUTHWESTERN ELECTRIC POWER COMPANY by AMERICAN ELECTRIC POWER SERVICE CORPORATION, its agent

/s/ Signature Illegible	By:	/s/ Signature Illegible
	Title:	Vice President
	Date:	12/31/2008

WITNESSES:	THE SABINE MINING COMPANY

/s/ Linda Campbell	By:	/s/ Rick J. Ziegler
Rick J. Ziegler, President

	Date:	12/31/2008

ACKNOWLEDGMENTS

THE STATE OF OHIO

COUNTY OF Franklin

BEFORE ME, the undersigned authority, on this day personally appeared /s/ Timothy K Light, known to me to be the person and agent whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of the said AMERICAN ELECTRIC POWER SERVICE CORPORATION, a corporation, as agent for SOUTHWESTERN ELECTRIC POWER COMPANY, and that he executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 31st day of December, 2008.

/s/ David M. Cohen
NOTARY PUBLIC
My Commission Expires:

THE STATE OF TEXAS
COUNTY OF HARRISON
BEFORE ME, the undersigned authority, on this day personally appeared Rick J. Ziegler, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of the said THE SABINE MINING COMPANY, a corporation, and that he executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 22nd day of December, 2008.

/s/ Catherine L. Pierce
NOTARY PUBLIC
My Commission Expires:

Exhibits A - G

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* * * Confidential Treatment Requested

G-1